Exhibit 5.1

1 South Jersey Plaza Folsom, NJ 08037

T: 609-561-9000

April 6, 2020

South Jersey Industries, Inc.
1 South Jersey Plaza
Folsom, NJ  08037

Re:	South Jersey Industries, Inc.
Registration Statement on Form S‑3 (File No. 333-233669)

Ladies and Gentlemen:

I, as Senior Vice President and General Counsel of South Jersey Industries, Inc., a New Jersey corporation (the “Company”), have acted as counsel to the Company in connection with (i) the preparation and filing with the Securities and Exchange Commission (the “Commission”) of (a) the Registration Statement on Form S-3 (File No. 333-233669) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), (b) the prospectus included therein and (c) the prospectus supplement, dated April 6, 2020, filed with the Commission on April 6, 2020 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), and (ii) the offering and sale by the Company of shares (the “Shares”) of common stock, par value $1.25 per share, having an aggregate offering price of up to $200,000,000, pursuant to the ATM Equity Offering Sales Agreement dated as of April 6, 2020 (the “Sales Agreement”) between the Company and BofA Securities, Inc. and Wells Fargo Securities, LLC, as sales agents thereunder (the “Sales Agents”).

In arriving at the opinions expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as I have deemed necessary or advisable to enable me to render these opinions.  In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.  As to any facts material to these opinions, I have relied to the extent I deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that the Shares, when issued and delivered in accordance with the Sales Agreement for the consideration provided for therein, will be validly issued, fully paid and non-assessable.

South Jersey Industries, Inc.
April 6, 2020

I render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New Jersey.  This opinion is limited to the effect of the current state of the laws of the State of New Jersey and the facts as they currently exist.  I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

Broadridge Corporate Issuer Solutions, Inc., in its capacity as transfer agent, may rely on the opinion above as if they were addressed to it.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption “Validity of Securities” in the Registration Statement and the caption “Legal Matters” in the Prospectus Supplement.  In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Melissa Orsen
Name: Melissa Orsen
Title: Senior Vice President and General Counsel